Exhibit 23.5

CONSENT OF SRK CONSULTING (U.S.), INC.

We refer to our report entitled “NI 43-101 Technical Report Preliminary Economic Assessment Florida Canyon Zinc Project, Amazonas Department, Perú” (the “Technical Report”) as referenced in the registration statement on Form F-1 of VM Holding S.A. (the “Registration Statement”).

We hereby consent to the use of our firm name under the heading “Experts” in the Registration Statement and to the summary of the Technical Report included in the Registration Statement and any amendment thereto, including post-effective amendments.

/s/ SRK Consulting (U.S.), Inc.
SRK Consulting (U.S.), Inc.
September 21, 2017